Exhibit 99.1

Mateon Therapeutics to Present New Improved Survival Outcomes for CA4P

in Recurrent Ovarian Cancer at June 27 Investor Event

Updated data shows improvement in overall survival of 3.2 months for all CA4P-treated patients

Improvement in overall survival is 5.6 months for CA4P-treated patients with measurable disease

SOUTH SAN FRANCISCO, Calif. – June 20, 2016 – Mateon Therapeutics, Inc. (Nasdaq:MATN), a biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of orphan oncology indications, today announced that it plans to hold an event for investors on Monday, June 27, 2016 at 12:00 pm at the Lotte New York Palace Hotel with Bradley J. Monk, M.D., a recognized leader in ovarian cancer and Director of the Division of Gynecologic Oncology at St. Joseph’s Hospital and Medical Center. To listen to a live version of the audio webcast, with presentations expected to begin at approximately 12:15 pm, please visit the company’s website, www.mateon.com. Under the “Investors & News” tab, select the link to “Events & Presentations.” A replay of the webcast will be available at this same location after the conclusion of the live event.

New Analyses of Data Received from Study GOG-0186I

At the investor event on June 27, new analyses will be presented from a more recent (November 2015) and more mature dataset from the GOG-0186I Study in patients with recurrent ovarian cancer, including analyses to further define the patient population most likely to benefit from treatment with CA4P. Given the preclinical data and the mechanism of action of CA4P, Mateon believes that CA4P is likely to have the greatest effect in larger tumors, and therefore performed additional analyses on data from patients with “measurable disease” and on those with larger tumor volumes.

Results of these analyses are listed below.

Intent-to-Treat Population

The GOG-0186I Study compared the combination of CA4P and bevacizumab (CA4P-treated) to bevacizumab alone (control) in women with recurrent ovarian cancer, enrolling a total of 107 patients. The median overall survival (OS) in the intent-to-treat (ITT) group was 3.2 months longer for the CA4P-treated patients compared to the control patients (25.2 vs. 22.0 months, respectively; HR=0.83, not statistically significant). Data published in the Journal of Clinical Oncology (dataset as of April 2015) showed an improvement in median OS of 2.6 months for CA4P-treated patients.

Patients with Measurable Disease

The GOG-0186I Study included 81 patients (75.7% of study patients) with recurrent ovarian cancer that was deemed “measurable”, a pre-specified covariate defined by RECIST criteria, and 26 patients (24.3%) deemed “non-measurable.” Measurable disease is generally defined as primary tumor sizes greater than 1 cm in diameter, while non-measurable tumors are generally identified and monitored by increased serum CA-125 antigen levels, ascites, or other clinical signs of disease.

Patients with measurable disease treated with CA4P had a 5.6 month improvement in median OS (26.8 vs. 21.2 months; 22% reduction in the risk of death; HR=0.78, not statistically significant), and a 3.7 month improvement in progression free survival (PFS) (9.8 vs. 6.1 months; HR=0.60, p=0.027) compared to control patients with measurable disease.

Additional analyses were conducted on patients with measurable disease whose tumors were larger than the median baseline tumor size (tumor size ≥5.7 cm; n=41). CA4P-treated patients with these tumor sizes experienced a 48% reduction in the risk of death (HR=0.52; p=0.095) and a 6.2 month improvement in median PFS (10.5 vs. 4.3 months; HR=0.55, p=0.071) compared to control patients.

“Overall survival is the gold standard for determining clinical benefit in oncology indications. The most recent analyses from this more mature dataset show an improvement in overall survival for all patients treated with CA4P, greater overall survival for patients whose tumors can be measured, and initial evidence of an even greater survival for patients with tumors which are large and the most difficult to treat,” said William D. Schwieterman, M.D., President and Chief Executive Officer of Mateon. “These remarkable outcomes align entirely with our preclinical data and the mechanism-of-action of CA4P, provide us with a deep understanding of where and how best to use CA4P as we move forward, and strongly support the efficacy of combination vascular targeted therapy for the treatment of ovarian and other cancers.”

Mateon is planning to study CA4P for the treatment of patients with platinum-resistant ovarian cancer in a double-blind randomized placebo controlled study of CA4P in combination with bevacizumab and physician’s choice chemotherapy (PCC) compared to bevacizumab and PCC (the “FOCUS” study). FOCUS will only enroll patients with measurable disease, and includes pre-specified analyses in its first phase that are designed to confirm the outcomes reported today. If these are confirmed, Mateon will consider expansion of its development program for CA4P from platinum-resistant ovarian cancer to the much larger group of patients with recurrent ovarian cancer.

About Mateon

Mateon Therapeutics, Inc. is a biopharmaceutical company seeking to realize the full potential of vascular targeted therapy (VTT) in oncology. VTT includes vascular disrupting agents (VDAs) such as the investigational drugs that Mateon is developing, and anti-angiogenic agents (AAs), a number of which are FDA-approved and widely used in cancer treatment. These two approaches have distinct yet complementary mechanisms of action.

At Mateon, we believe that we can significantly improve cancer therapy by employing these two complementary approaches simultaneously. When utilized this way, VDAs obstruct existing blood vessels in the tumor leading to significant central tumor cell death while AAs prevent the formation of new tumor blood vessels.

Mateon is committed to leveraging our intellectual property and the product development expertise of our highly skilled management team to enable VTT to realize its true potential and to bring much-needed new therapies to cancer patients worldwide.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions Mateon might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to pursue and continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Mateon’s reports to the Securities and Exchange Commission, including Mateon’s reports on Form 10-K, 10-Q and 8-K. However, Mateon undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

CONTACTS

Investors:

ir@mateon.com

650-635-7000

Media:

JPA Health Communications

Nic DiBella

nic@jpa.com

617-945-5183